Carrier Refrigeration ECR Holding Luxembourg S.à r.l. and Breeze TopCo S.à r.l.
Share purchase agreement regarding Beijer Ref AB (publ),
7 December 2020

APPENDIX

Appendix 7.1	Data Room Documents

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Share purchase agreement

This share purchase agreement is entered into on 7 December, 2020 between:
(1)    Carrier Refrigeration ECR Holding Luxembourg S.à r.l., Reg. No. B142573, having its registered address at 46A, avenue J.F. Kennedy, 1855 Luxembourg, Luxembourg (the “Seller”); and
(2)    Breeze TopCo S.à r.l., Reg. No. B249113, having its registered address at 26A Boulevard Royal, 2449 Luxembourg, Luxembourg (the “Buyer”).
1    Background
1.1    Beijer Ref AB (publ), Reg. No. 556040-8113, having its registered address at Stortorget 8, 211 34 Malmö, Sweden (the “Company”), has, as at the date hereof, according to its public filings, a share capital of SEK 371,684,512.5 divided into 127,434,690 shares, of which 9,918,720 are class A shares and 117,515,970 are class B shares. The class B shares in the Company are listed on Nasdaq Stockholm.
1.2    The Seller owns and the Buyer desires to purchase from the Seller 2,152,260 class A shares and 35,631,616 class B shares in the Company, in total 37,783,876 shares (the “Shares”).
1.3    The Seller agrees to sell and the Buyer agrees to purchase the Shares on the terms and conditions in this Agreement (the “Transaction”).
2    Definitions and interpretation
2.1    In this Agreement, the following definitions are used:
“Affiliate” means, with respect to any Person (i) a closely related Person (Sw. närstående) as set out in Chapter 21, Section 1 of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)), (ii) any other Person directly or indirectly Controlled by or under common Control with the first-mentioned Person, (iii) any Person being Controlled by or under the common Control of the same Person that directly or indirectly controls or jointly controls the first-mentioned Person (as concerns the Buyer, including EQT Partners AB and its subsidiaries, as well as any EQT branded funds), and (iv) any other Person directly or indirectly Controlling or jointly Controlling such first-mentioned Person provided that, in each case, the Company will not be deemed an Affiliate of the Seller following the Closing;
“Agreement” means this share purchase agreement, including all appendices attached to it;
“Business Day” means a day on which bank offices are generally open for business in Sweden and Luxembourg;
“Buyer” has the meaning set out in the introductory paragraph (2);

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“Buyer Representatives” means those directors, employees and advisors of the Buyer and its Affiliates who have been engaged in the Due Diligence or negotiations, or otherwise been involved in the discussions leading up to this Agreement;
“Closing” means the completion of the Transaction as set out in Section 6;
“Closing Date” means the first Business Day following the later of (i) receipt of competition clearance from the Competition Authority and (ii) 21 December 2020;
“Condition” means the condition to Closing set out in Clause 5.1 (Competition Clearance);
“Company” has the meaning set out in Section 1.1;
“Competition Authority” means the German Federal Cartel Office (Bundeskartellamt);
“Confidential Information” means information of any kind or nature, whether disclosed in writing, orally, electronically or by other means, including the entering into or the performance of this Agreement, the terms and conditions of this Agreement and information obtained in connection with the sales process in respect of the Transaction, financial information, trade secrets, customer lists and other information regarding the Buyer, the Seller, the Seller group and the Company, provided that such information is not known to the general public;
“Control” means the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of a Person, whether through ownership or otherwise, and the terms “Controlling” and “Controlled” shall have a correlative meaning;
“Data Room” has the meaning set out in Section 7.1;
“Due Diligence” has the meaning set out in Section 7.1;
“Group” means the group of companies in which the Company is the parent company;
“Group Company” means the Company or each of the Company’s, direct or indirect, subsidiaries, and “Group Companies” means the Company and the subsidiaries, collectively;
“Nasdaq Stockholm” means the regulated market operated by Nasdaq Stockholm AB.
“Party” means the Seller or the Buyer, and “Parties”, means the Seller and the Buyer, collectively;
“Person” means any individual or corporation, legal entity, partnership, association, trust or any other body, entity or organisation of any kind, including any government, governmental or public entity;
“Purchase Price” has the meaning set out in Section 4;

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“SCC” has the meaning set out in Section 13.2;
“SEK” means the currency Swedish krona;
“Seller” has the meaning set out in the introductory paragraph (1);
“Shares” has the meaning set out in Section 1.2;
“Signing Date” means the date of this Agreement;
“Transaction” has the meaning set out in Section 1.3; and
“Warranties” means the warranties (Sw. garantier) of the Seller set out in Sections 7.4, 7.5 and 7.6.
2.2    In this Agreement, save where the context otherwise requires:
(a)    the singular includes the plural and vice versa;
(b)    references to any statutory or regulatory provision shall include such provision (as amended from time to time) whether before on or after the Signing Date and shall further include all statutory or regulatory instruments or orders from time to time made pursuant thereto;
(c)    references to Sections and Appendices are to Sections of and Appendices to this Agreement;
(d)    if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;
(e)    a reference to a balance sheet or profit and loss statement or any accounts shall include a reference to any note forming part of it;
(f)    headings are for convenience only and shall not affect the interpretation; and
(g)    the term “including” and other similar expressions shall be non-exclusive and hence be read as “including but not limited to”.
3    Sale and purchase
3.1    Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller the Shares, together with all rights attached to them.
3.2    Upon completion of the Closing, title to the Shares shall be transferred to the Buyer in exchange for the Purchase Price.

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4    Purchase Price
4.1    The purchase price to be paid by the Buyer to the Seller for the class A Shares shall be SEK 527,303,700 and SEK 8,729,745,920 for the class B Shares, in total SEK 9,257,049,620 for the Shares (the “Purchase Price”).
4.2    The Seller shall instruct, and take the actions necessary to cause, the bank that operates the securities accounts of the Shares to transfer the Shares to the Buyer’s securities account as set out in Section 6.2 on or as soon as practically possible following the Closing Date.
5    Condition to Closing
5.1    Competition Clearance
(a)    The respective obligations of the Buyer and the Seller to complete the Transaction shall be subject to Transaction being cleared by the Competition Authority or the Transaction being deemed cleared under the German Act Against Restraints of Competition. The Buyer undertakes to submit a (in the reasonable opinion of the Buyer) complete notification to the Competition Authority immediately following the entering of this Agreement.
(b)    The Buyer shall take all reasonable measures to fulfil the condition precedent set out in Clause 5.1 as soon as possible. The Buyer shall respond as promptly and completely as reasonably possible to all inquiries received from the Competition Authority for additional information or documentation.
(c)    The Buyer shall promptly inform the Seller of the progress of the proceedings. The Seller, or any Person or Persons designated by the Seller, shall be entitled to assist in the preparation of any notification to and any correspondence with, and to participate in any meetings and planned telephone contacts with, the Competition Authority (and shall be given reasonable advance notice of any such meetings and planned telephone contacts) provided that such assistance does not cause unreasonable delay in the merger filing process. If so requested by the Buyer, the Seller shall provide, and shall use reasonable measures to ensure that the Group Companies provide, such assistance and information that are reasonably required in order for the Buyer to be able to fulfil its obligations under this Clause 5.1.
6    Payment and settlement
6.1    The Buyer shall pay the Purchase Price, in immediately available funds by way of wire transfer, to the Seller’s bank account with Nordea Bank set out below on the Closing Date:

Beneficiary Name	[Redacted]
Bank account	[Redacted]
Bank name	[Redacted]
IBAN	[Redacted]
BIC	[Redacted]

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6.2    The Shares shall be transferred from the Seller to the Buyer’s securities account as designated by the Buyer as soon as possible following Signing, following the receipt of the Purchase Price on the Closing Date.
6.3    The Parties acknowledge that the Transaction triggers an obligation for each Party to submit a notification on changes of major shareholdings in the Company in accordance with applicable law and that it is each Party’s sole responsibility to submit such notification.
7    Warranties of the Seller
7.1    The Buyer and the Buyer Representatives have, prior to the Signing Date, conducted a due diligence investigation of the Company and its business, during which the Buyer and the Buyer Representatives have (i) had access to a data room (the “Data Room”), and have thus reviewed the documents listed in Appendix 6.1, and any other documents included in the Data Room, and (ii) attended management presentations and had meetings with the management of the Company and the Seller and its advisors (the “Due Diligence”). During the Due Diligence, the Buyer and the Buyer Representatives have obtained all information (whether in writing, orally, electronically or by other means) and raised all questions that the Buyer and the Buyer Representatives have deemed proper and necessary for the purposes of entering into this Agreement. The information included in the Due Diligence shall be considered as disclosures against the Warranties. The Buyer specifically understands that the Warranties do not release the Buyer from carrying out a prudent investigation of the state of affairs of the Company.
7.2    The Buyer is aware and acknowledges (i) that the Seller does not assume and shall have no liability whatsoever for the accuracy or completeness of the information provided in the Data Room, (ii) that the Seller has not made, and the Buyer has not relied on, any warranty (expressed or implied) regarding the Shares, the Company, its business or any other matter relating to the Company or the Transaction except as expressly set out in the Warranties, whether based on the provisions of the Swedish Sale of Goods Act (Sw. köplagen) or under any other statute, law or legal principle, and (iii) that the Buyer is relying solely upon its own assessment of the Company and its business. The Buyer is aware and acknowledges that no act or omission by the Seller or the Company shall be construed as implying any warranty and irrevocably waives any right to claim damages for breach based on any fact, matter or circumstance not expressly set out in this Agreement.
7.3    Subject to the qualifications and limitations set out herein, the Seller makes the following Warranties (Sw. garantier) to the Buyer, all of which are made as of the Signing Date and as of the Closing Date.
7.4    Corporate existence
(a)    The Seller is duly incorporated and validly existing under the laws of the jurisdiction in which the Seller was incorporated.
(b)    The Seller has not filed (or had filed against it) any petition for its compulsory or voluntary liquidation, is not insolvent within the meaning of applicable laws, rules or regulations or similar requirements and has not made any assignment in favour

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of its creditors, nor has any petition for receivership or any administration order been presented in respect of the Seller. The Seller has not initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation or reorganisation of the Seller or the winding up or cessation of its business. No receiver or administrative receiver or liquidator has been appointed in respect of the Seller or any of its material assets.
7.5    Corporate authorisation and non-contravention
(a)    The Seller has the requisite power and authority to enter into and perform this Agreement.
(b)    This Agreement and the performance by the Seller of its obligations hereunder have been duly authorised by all necessary corporate actions on the part of the Seller, and this Agreement and any other documents or instruments to be executed by the Seller pursuant to this Agreement will, when executed, constitute valid and binding obligations of the Seller in accordance with their respective terms.
(c)    The Seller does not require any consent or approval from any governmental or other regulatory body to enter into this Agreement or to fulfil any of its undertakings contained herein other than competition clearance from the Competition Authority.
(d)    The execution and performance by the Seller of this Agreement does not and will not result in a breach of any provision of the articles of association or any other similar constitutional document of the Seller.
7.6    Ownership of the Shares
(a)    As of the Signing Date and the Closing Date, the Seller lawfully owns and has good and transferable title to the Shares and the Shares are free and clear from any option, lien or any other encumbrance (being any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement).
8    Warranties of the Buyer
The Buyer makes the following warranties, all of which are made as of the Signing Date and as of the Closing Date. The Buyer provides no other representation or warranty of any kind with respect to this Agreement, the Transaction or otherwise.
8.1    Corporate existence
(a)    The Buyer is duly incorporated and validly existing under the laws of the jurisdiction in which the Buyer was incorporated.
(b)    The Buyer has not filed (or had filed against it) any petition for its compulsory or voluntary liquidation, is not insolvent within the meaning of applicable laws, rules or regulations or similar requirements and has not made any assignment in favour of its creditors, nor has any petition for receivership or any administration order

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been presented in respect of the Buyer. The Buyer has not initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation or reorganisation of the Buyer or the winding up or cessation of its business. No receiver or administrative receiver or liquidator has been appointed in respect of the Buyer or any of its material assets.
(c)    The Buyer warrants that a single entity will purchase the Shares and that it is, and any other entity purchasing the Shares will be wholly owned by the EQT IX Fund1, an EQT2-branded fund.
8.2    Corporate authorisation and non-contravention
(a)    The Buyer has the requisite power and authority to enter into and perform this Agreement.
(b)    This Agreement and the performance by the Buyer of its obligations hereunder have been duly authorised by all necessary actions on the part of the Buyer, and this Agreement and any other documents or instruments to be executed by the Buyer pursuant to this Agreement will, when executed, constitute valid and binding obligations of the Buyer in accordance with their respective terms.
(c)    The execution and performance by the Buyer of this Agreement does not and will not result in a breach of any provision of the articles of association or any other similar constitutional document of the Buyer.
8.3    The Buyer does not require any consent or approval from any governmental or other regulatory body to enter into this Agreement or to fulfil any of its undertakings contained herein other than competition clearance from the Competition Authority .
9    Remedies
9.1    Except for price reduction of the Purchase Price, the Buyer shall have no other remedies at law or in equity.
9.2    Each Party shall mitigate any loss or damage incurred prior to directing a claim towards the other Party.
9.3    If the Seller makes any payment to the Buyer as a settlement of a claim and the Buyer or the Company has the right to recover from any other Person any amount that has formed the basis of the claim, the Buyer shall promptly and without request from the Seller assign such right to the Seller.
1 The EQT IX Fund comprising i) EQT IX Collect EUR SCSp, a Luxembourg special limited partnership (société en commandite spéciale) with its registered office at 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 239.741, acting by its manager (gérant) EQT Fund Management S.à r.l., a Luxembourg limited liability company (société à responsabilité limitée) with registered office at 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg), under number B167.972, and ii) EQT IX Collect USD SCSp, a Luxembourg special limited partnership (société en commandite spéciale) with its registered office at 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 239.744, acting by its manager (gérant) EQT Fund Management S.à r.l.
2 “EQT” refers to EQT AB (publ) and its associates and, where the context requires, any one or more EQT branded funds and any successor funds to such funds.

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9.4    It is specifically agreed that the Seller’s liability pursuant to this Agreement is exclusively governed by this Agreement and no remedy whatsoever under the Swedish Sale of Goods Act (Sw. köplagen) or under any other statute, law or legal principle, including the right to rescind (Sw. häva) the Agreement, shall be available.
9.5    The Buyer waives all rights of set-off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this Agreement.
10    Confidentiality
10.1    Each Party undertakes not to use or disclose any Confidential Information unless (i) required to do so by law or pursuant to an order of court or other competent authority, tribunal or regulatory body (ii) required to do so by applicable stock exchange regulations or the regulations of another recognised market place (iii) such disclosure has been consented to by the non-disclosing Party in writing (such consent not to be unreasonably withheld or delayed) or (iv) such disclosure is made to the disclosing Party’s Affiliate, and any of its or their managers, directors, officers, employees, financing banks (if any), professional advisers or an investor or potential investor in any EQT-branded fund who are, or are likely to be, directly concerned with the Transaction and who need to know the Confidential Information (or any part of it) for the purpose of the Transaction, provided that the disclosing Party inform each such Person of the confidential nature of the Confidential Information and direct that they adhere to the terms of the confidentiality undertaking set out in Section 10 as if such person was a party to this Agreement. Accordingly, the disclosing Party shall be responsible for any breach of the provisions of Section 10 by any such person.
10.2    If a Party becomes required to disclose information in circumstances referred to in Section 10.1 (i) or (ii), the disclosing Party shall use its reasonable endeavours to consult with the non-disclosing Party prior to the disclosure, and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by the non-disclosing Party. In any event, the disclosing Party shall provide the non-disclosing Party with prompt written notice following disclosure of information in accordance with Section 10.1(i) or (ii) so that the non-disclosing Party may seek (with the co-operation and reasonable efforts from the disclosing Party) a protective order, confidential treatment or other appropriate remedy.
10.3    The Parties agree to make commercially reasonable and permissible efforts to ensure that disclosure regarding the pricing for the Shares under this Agreement is limited to the express terms of this Agreement or the foreign currency equivalents of the amounts expressed herein unless required by law, or by applicable stock exchange regulations or the regulations of another recognised market place stock exchange rules or pursuant to an order of court or other competent authority, tribunal or regulatory body.
11    Announcements
Other than with respect to matters covered by section 10.3, except as required by applicable law or stock exchange rules, all press releases, public announcements and public

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relations activities by either Party with regard to this Agreement or the Transaction shall be approved by the other Party (such approval not to be unreasonably withheld or delayed) in advance of such release, announcement or public relation activity.
12    Assignments
12.1    No Party may assign, delegate, sub-contract or otherwise transfer, pledge or grant any other security interest in or over any of its rights or obligations under this Agreement without the prior written consent of the other Party. However, the Buyer shall be entitled to assign in whole or in part the benefit of this Agreement, or otherwise transfer or pledge or grant other security interest in or over its rights under this Agreement to any bank, financial institution, lender or other entity (and their assignees or transferees) participating in the financing or refinancing of the Transaction, provided that such assignment, transfer, pledge or granting of any other security interest does not prejudice the Seller’s rights under this Agreement.
12.2    This notwithstanding, each Party shall have the right to transfer or assign, in whole but not in part, its rights and/or obligations under this Agreement to an Affiliate, provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a subsidiary of the party concerned and provided that such Party at all times shall remain liable for the obligations of the Affiliate under this Agreement.
13    Governing law and disputes
13.1    This Agreement shall be governed by and construed in accordance with the laws of Sweden.
13.2    Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity of this Agreement, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC”).
13.3    The Rules for Expedited Arbitrations shall apply, unless the SCC in its discretion determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules shall apply. In the latter case, the SCC shall also decide whether the Arbitral Tribunal shall be composed of one or three arbitrators.
13.4    The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, provided that such information is not already in the public domain, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. Notwithstanding the foregoing, a Party shall not be prevented from disclosing such information if obliged to do so by law or pursuant to any order of court or other competent authority or tribunal or required by any applicable stock

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exchange regulations or the regulations of any other recognised market place, or to its Affiliates, and any of its or their directors, employees, professional advisers who are, or are likely to be, directly concerned with the dispute and who need to know such information, or in order to safeguard in the best possible way its rights in connection with the dispute, provided that the disclosing Party inform each such person of the confidential nature of the information and direct that they adhere to the terms of the undertaking set out in Section 13 as if such person was a party to this Agreement. Accordingly, the disclosing Party shall be responsible for any breach of the provisions of Section 13 by any such person.
13.5    In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.
14    Execution
The Parties acknowledge and agree that each Party have the right to execute this Agreement through paper or by use of electronic signature technology, in each case as reasonably acceptable to the other Party. The Parties agree that to the extent any Party signs electronically, the electronic signature is the legally binding equivalent to a handwritten signature. Whenever a Party executes an electronic signature, it has the same validity and meaning as a handwritten signature. The Parties will not, at any time in the future, repudiate the meaning of their electronic signature or claim that their electronic signature is not legally binding.
____________________

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This Agreement has been duly executed in two (2) original copies, of which each of the Parties has taken one (1) copy.

Place: Date:
Date:
Carrier Refrigeration ECR Holding Luxembourg S.à r.l.
/s/Kevin O'Connor
Name: Kevin O'Connor
Title: Proper Officer

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This Agreement has been duly executed in two (2) original copies, of which each of the Parties has taken one (1) copy.

Place: Date: 2020-12-07	Place Date: 2020-12-07

Breeze TopCo S.à r.l. Represented by its sole manager EQT Luxembourg Management S.à r.l. Itself represented by
/s/Morten Skipper	/s/Patrick Andersson
Name: Morten Skipper Title: Class A Manager	Name: Patrick Andersson Title: Class A Manager

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